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Exhibit 99.1
FOR IMMEDIATE RELEASE

September 2, 1998

              HS RESOURCES CLOSES SALE OF MID-CONTINENT PROPERTIES

San Francisco, California - HS Resources, Inc. (NYSE: HSE) today reported that it closed on the previously announced sale of its Mid-Continent oil and gas subsidiary, HSRTW, Inc., to Universal Resources Corp., a subsidiary of Questar Corp. (NYSE: STR). Cash proceeds of the transaction amounted to $155.0 million after the $157.5 million sales price was subject to routine adjustments. Net proceeds have been applied to the repayment of bank debt. HS Resources retained ownership of HS Energy Services, Inc., its Tulsa-based gas trading, transportation and marketing subsidiary.

Chief Financial Officer James E. Duffy commented, "We believe that this is a strong positive development for our shareholders. As we have previously noted, our successful activities in the D-J Basin and the Gulf Coast region currently command our capital focus. The reduction of bank debt from this transaction is very favorable in relation to the $8.2 million of net cash flow, after overhead, that we received from these properties in the first half of this year."

HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the Rocky Mountain and Gulf Coast regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE".

Contact:   Theodore Gazulis
           Vice President - Treasury, Capital Markets and Investor Relations 415-433-5795